Exhibit 99.1

DynCorp International Receives One Year Extension for INL Air Wing Contract

MCLEAN, Va. – (September 27, 2016) – DynCorp International (DI) is pleased to have been awarded a one year extension of the U.S. State Department’s Bureau of International Narcotics and Law Enforcement (INL) Air Wing contract through October 31, 2017.

“It is an honor and privilege to continue to provide support to our INL Air Wing customer,” said Joe Dunaway, DI program manager to the INL Air Wing.

INL supports governments worldwide in their efforts to locate and eradicate drug crops, interdict drug production and trafficking, and develop their own counter-narcotics aviation programs. DI provides INL with pilots and critical aircraft maintenance, logistics support, search-and-rescue, security, and administrative support for drug eradication programs in Afghanistan, Cypress, Colombia, Panama, Pakistan, Iraq and Peru.

About DynCorp International

DynCorp International is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on seven decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit our blogs Inside DI or DI at Work or follow DynCorp International on Twitter.